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                                            Exhibit 5.1
                                            Form of Opinion of Much Shelist
                                            Freed Denenberg Ament Bell &
                                            Rubenstein, P.C.


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                                                                     EXHIBIT 5.1

















                                May 29, 1997




Home Products International, Inc.
4501 West 47th Street
Chicago, IL  60632


Ladies and Gentlemen:

     We have acted as counsel for Home Products International, Inc., a Delaware corporation (the "Company"), and certain shareholders of the Company (the "Selling Shareholders") in connection with its registration of 3,500,000 shares (the "Shares") of Common Stock, par value $0.01 per share, proposed to be sold by the Company and the Selling Shareholders. Of the total amount of Shares registered, the Company will issue and sell up to 2,525,000 Shares, including an over-allotment option of 525,000 shares (the "Company Shares"), and the Selling Shareholders will sell up to 1,500,000 Shares (the "Selling Shareholders' Shares"). The Shares are to be sold pursuant to an Underwriting Agreement to be entered into among the Company, the Selling Shareholders and EVEREN Securities, Inc. and Montgomery Securities, as representatives of the several underwriters named in such Underwriting Agreement (the "Underwriting Agreement").

     As such counsel, we have examined such corporate records, certificates and other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions hereinafter expressed. In such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as conformed or photostatic copies.


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Home Products International, Inc.
Page 2


     Based on the foregoing, we are of the opinion that (i) the Company Shares have been duly authorized and, when sold and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable and (ii) the Selling Shareholders' Shares have been duly and validly issued and are outstanding, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus.


                                Very truly yours,

                                /s/ Much Shelist Freed Denenberg
                                       Ament Bell & Rubenstein, P.C.


                                MUCH SHELIST FREED DENENBERG
                                AMENT BELL & RUBENSTEIN, P.C.


MJG/